Exhibit 99.1

McClatchy Reduces Debt By $30.8 Million

Receives NYSE Notice

SACRAMENTO, Calif., Feb. 19, 2016 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today announced that it had repurchased $20.8 million in aggregate principal amount of its 5.75% Notes due 2017 and $10.0 million of its 9.0% Secured Notes due 2022 for a total $28.8 million plus accrued and unpaid interest in a privately negotiated transaction. The company's total post-transaction debt balance is $906.5 million.

Elaine Lintecum, McClatchy's chief financial officer, said, "As this transaction demonstrates, we remain committed to reducing debt and interest and creating leveraged equity returns for our shareholders. Our next debt maturity date is in 2017 and is approximately $35 million, and we have no other maturities due until the end of 2022. This manageable maturity runway provides us with the necessary flexibility to accomplish our operational goals and objectives."

The Company also announced today that on February 16, 2016, it received a notice from the New York Stock Exchange ("NYSE") that the Company's common stock is not in compliance with the NYSE's continued listing standard which requires that the average closing price of a listed company's common stock remain above $1.00 per share, calculated over a period of consecutive 30 trading-days. The NYSE notification does not affect the Company's business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of the Company's material debt agreements.

Under the NYSE standards, the Company can regain compliance if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Company's common stock has a closing price per share and a 30 trading-day average closing share price of at least $1.00.

The Company intends to cure the price deficiency and return to compliance with the NYSE continued listing requirement within the applicable cure period. As required by the NYSE, the Company will notify the NYSE of its intent to cure. During this period, the Company's common stock will continue to be traded on the NYSE, subject to compliance with other continued NYSE listing requirements.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding the Company's future stock price, our expectations regarding future compliance with NYSE listing rules, our intent to seek a curative action requiring shareholder approval, if necessary, our intent to remain listed on the NYSE and the Company's intent to regain compliance with NYSE listing, goals and ability to strengthen its financial position and create leveraged equity returns, as well as the Company's debt maturity runway, strategies and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the value of any real property contributed to McClatchy's qualified defined benefit pension plan may not gain in value over time; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 28, 2014, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

CONTACT: Stephanie Zarate, Investor Relations Manager, (916) 321-1931, szarate@mcclatchy.com; Elaine Lintecum, Chief Financial Officer, (916) 321-1846, elintecum@mcclatchy.com